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                          December 10, 2020

       Alisha Charlton
       Chief Financial Officer
       PRO-DEX, INC.
       2361 McGaw Avenue
       Irvine, CA 92614

                                                        Re: PRO-DEX, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed December 4,
2020
                                                            File No. 333-251142

       Dear Ms. Charlton:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Margaret
Schwartz at 202-551-7153 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Garett Sleichter, Esq.